Exhibit 10.27

THIS FIRST AMENDMENT TO LEASE is made and entered into as of August 11, 2022 by and between Bukewihge Properties, LLC (a California limited liability company) (“Lessor”) and Staar Surgical Company (a Delaware corporation) ("Lessee").

WHEREAS, pursuant to said Lease dated March 19, 2018, Lessor did lease to Lessee and Lessee did lease from Lessor that certain approximately 20,608 square foot premises commonly known as 25651-25691 Atlantic Ocean Drive, Units A1 – A11 and B1 – B3, Lake Forest, California (“Premises”) for the period commencing May 1, 2018 through and including April 30, 2023, and

WHEREAS, pursuant to the Addendum to Lease dated January 22, 2019, the Parties agreed to expand the Premises to include Unit B5, and

WHEREAS, pursuant to the Addendum to Lease dated March 20, 2020, the Parties agreed to expand the Premise to include Unit B4 and extend the lease term for B5 through April 30, 2023, and

WHEREAS, the parties hereto desire to amend the Lease accordingly.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, the parties do herewith mutually acknowledge and agree as follows:

1.

The Premises as defined in the Addendum to Lease dated March 20, 2022, shall be amended to the following: approximately 23,902 square feet (Units A1-A11 and Units B1-B5) within the Project of a larger approximate 53,828 square foot multi-tenant industrial business park known as 25651-25691 Atlantic Ocean Drive, Suites A1 – A17 and B1 – B19, Lake Forest, CA 92630.

2.	The Term of the Lease shall be extended an additional one-hundred twenty-two (122) months from May 1, 2023 through and including June 30, 2033.

3.	Lessee shall pay Base Rent according to the following schedule:

Months	Base Rent
May 1, 2023 – June 30, 2023	$0.00 per month + CAOE
July 1, 2023 – April 30, 2024	$43,740.66 per month + CAOE
May 1, 2024 – April 30, 2025	$45,271.58 per month + CAOE
May 1, 2025 – April 30, 2026	$46,856.09 per month + CAOE
May 1, 2026 – April 30, 2027	$48,496.05 per month + CAOE
May 1, 2027 – April 30, 2028	$50,193.41 per month + CAOE
May 1, 2028 – April 30, 2029	$51,950.18 per month + CAOE
May 1, 2029 – April 30, 2030	$53,768.44 per month + CAOE
May 1, 2030 – April 30, 2031	$55,650.33 per month + CAOE
May 1, 2031 – April 30, 2032	$57,598.10 per month + CAOE
May 1, 2032 – April 30, 2033	$59,614.03 per month + CAOE
May 1, 2033 – June 30, 2033	$61,700.52 per month + CAOE

4.

Common Area Operating Expenses (“CAOE”) for 2023 are estimated at $3,478.01 per month. There shall be a 5.0% annual increase cap on CAOE (including any increases to real property taxes and insurance, provided neither is a direct result of Lessee’s operations). Attached as “Exhibit B” is the current CAOE line item budget.

5.	The premium for real property insurance for the period ending July 1, 2023 shall be the base year premium.

6.	Base year real property tax shall be the 2022/2023 property taxes billed by the County of Orange.

7.	Security Deposit shall be amended to $59,614.03.

8.

Lessee shall receive a $83,657 tenant improvement allowance to be used by Lessee for construction fees and costs, Lessee management project costs, architectural fees, engineering fees and city permits, cabling, finishes, FF&E, or any other hard or soft costs associated with Lessee’s improvements to the Premises. No Lessor supervision fee may be charged. In no event shall any improvement allowance be utilized by Lessee as a credit against Base Rent or CAOE.

9.	Paragraph 51 AIR Option(s) to Extend Addendum shall be removed and replaced with the attached “Exhibit A”.

10.	Lessee shall have the Right of First Refusal to Lease Additional Space within the Project according to the terms and conditions of the attached “Exhibit C”.

11.	Upon mutual execution of this 1st Amendment, Lessee shall deliver to Lessor $32,824.03 which represents the difference between the existing security deposit and the amended security deposit.

12.

LAREM Industrial Real Estate Specialists, Inc. (Jay Jasaitis and Matt Ginocchio) represents Lessor and JLL (Gary Horwitz and Caroline Bethel) represents Lessee in this First Amendment. Upon full and mutual execution of First Amendment and delivery of all monies required herein, LAREM and JLL shall be paid a commission as agreed to in a separate written agreement.

13.	All other terms and conditions of the Standard Industrial/Commercial Multi - Tenant Lease-Gross dated March 19, 2018, not amended herein shall remain the same and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this FIRST AMENDMENT TO LEASE as of the date first written above, but actually on the date(s) set forth below.

LESSOR:	Bukewihge Properties, LLC (a California limited liability company)

By:	/s/ James Bukewihge
James Bukewihge

Its:	General manager

Date:	8/26/2022

LESSEE:	Staar Surgical Company (a Delaware corporation)

By:	/s/ Caren Mason
Caren Mason

Its:	President & CEO

Date:	8/25/2022

By:	/s/ Justin Reed
Justin Reed

Its:	Sr. Director Engineering - US

Date:	8/25/2022

OPTION(S) TO EXTEND TERM

STANDARD LEASE ADDENDUM

Dated:	August 11, 2022

By and Between

Lessor:	Bukewihge Properties, LLC (a California corporation)
Lessee:	STAAR Surgical Company (a Delaware corporation)
Property Address:	25651-25691 Atlantic Ocean Drive, Units A1 – A17 and Units B1

–  B19,  Lake  Forest,  CA  92630

(street address, city, state, zip)

~~Paragraph:~~ Exhibit    A         OPTION(S) TO EXTEND TERM.  Subject to the terms, conditions and provisions of Paragraph 39, Lessor grants Lessee    two     (2)   option(s) to extend the term of the Lease ("Extension Option(s)"), with each Extension Option being for a term of    sixty   (60)   months, commencing when the prior term expires ("Option Term(s)").  In order to exercise an Extension Option, Lessee must give written notice of such election to Lessor and Lessor must receive such notice at least   nine (9)  but not more than  twelve (12)  months prior to the date that the applicable Option Term would commence, time being of the essence.  If timely and proper notification of the exercise of an Extension Option is not given by Lessee and/or received by Lessor, such Extension Option shall automatically expire. Except as specifically modified, the terms, conditions and provisions of the Lease shall apply during Option Terms but the amount of Rent during Option Terms shall be established by using the method(s) selected below (check method(s)  to be used and fill in appropriately):

☐ ~~I.Consumer Price Index.~~

~~(a) During the Option Term(s) which start(s) on              , the monthly Base Rent shall be increased on                 and every             months thereafter during such Option Term(s) ("Option Term CPI Increase Date(s)") commensurate with the increase in the Option Term CPI (as herein  defined)  determined as  follows: the monthly Base Rent scheduled for the month immediately preceding the first occurring Option Term CPI Increase Date shall be multiplied by a fraction the denominator of which is the Option Term Base CPI (as herein defined), and the numerator of which is the option Term Comparison CPI (as herein defined). The  amount so calculated shall constitute the new Base Rent until the next option Term  CPI Increase Date during the applicable option Term, but in no event shall any such new Base Rent be less than the Base Rent for the month immediately preceding the applicable Option Term CPI Increase Date.~~

~~(b) The term "Option Term CPI" shall mean the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for (select one):~~☐ ~~CPI W (Urban Wage Earners and Clerical Workers) or~~ ☐ ~~CPI U (All Urban Consumers), for (fill in Urban Area):               or~~ ☐ ~~the area in which the Premises is located, All Items (19821984 =100).  The term "Option Term Comparison CPI" shall mean the CPI of the calendar month which is 2 full months prior to the applicable Option Term CPI Increase Date.  The term "Option Term Base CPI" shall mean the CPI of the calendar month which is 2 full months prior to (select one):~~ ☐ ~~Commencement Date of the Original Term,~~ ☐ ~~start of the applicable Option Term, or~~ ☐ ~~(fill in month)              .~~

~~(c) If compilation and/or publication of the CPI is transferred to another governmental department, bureau or agency or is discontinued, then instead the index most nearly the same as the CPI shall be used to calculate the Base Rent increases hereunder.  If the Parties cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said association and the decision of the arbitrators shall be binding upon the parties, with the cost of such arbitration being paid equally by the Parties.~~

☐ ~~II.Fixed Percentage. During the Option Term(s) which start(s) on             , the monthly Base Rent shall be increased on              and every           months thereafter during such Option Term(s) ("Option Term Percentage Increase Date(s)") by                  percent (                 %) of the monthly Base Rent scheduled  to be paid for the month immediately preceding the applicable Option Term Percentage Increase Date.~~

© 2017 AIR CRE. All Rights Reserved.	Last Edited: 8/11/2022 11:53 AM
OE-7.00, Revised 11-05-2021	Page 1 of 3

☑III.Fair Market Value.

(a)During the Option Term(s) which start(s) on July 1, 2033   and July 1, 2038   , the amount of Rent shall be the amount forecasted to be the fair market rental value of the Premises during such Option Term established pursuant to the procedures, terms, assumptions and conditions set forth herein ("Fair Market Value"); provided, however, regardless of such Fair Market Value, Base Rent during an Option Term shall not be less than the Base Rent scheduled as of when the prior term expires. Starting as of Lessee's exercise of the applicable Extension Option (but not earlier than six (6) months before start of the applicable Option Term), the parties shall for thirty (30) days ("Negotiation Period") attempt to agree upon the Fair Market Value. If during the Negotiation Period the Parties do not agree on the Fair Market Value, then the Fair Market Value shall be established pursuant to the procedures set forth herein, which shall be binding.

(b)Each Party shall, within fifteen (15) days after the end of the Negotiation Period, in writing submit to the other Party such Party's determination of the Fair Market Value ("Submitted Value(s)"). If a Party fails to timely provide a Submitted Value, then the other Party's Submitted Value shall be the Fair Market Value. If both parties timely provide Submitted Values, then each Party shall, within fifteen (15) days after both parties have exchanged Submitted Values, in writing notify the other Party of such Party's selected arbitrator who shall meet the qualifications set forth herein ("Advocate Arbitrator(s)"). Lessor and Lessee may select an Advocate Arbitrator who is favorable to such Party's position and may, prior to or after appointment of an Advocate Arbitrator, consult with such Party's Advocate Arbitrator. If a Party fails to timely and properly provide notice of such Party's chosen Advocate Arbitrator, then the other Party's Submitted Value shall be the Fair Market Value.

(c)If both parties timely and properly designate Advocate Arbitrators, then such Advocate Arbitrators shall, within fifteen (15) days after their selection, choose a third (3rd) neutral arbitrator who shall meet the qualifications set forth herein ("Neutral Arbitrator"). The Neutral Arbitrator shall be engaged jointly by Lessor and Lessee. If Advocate Arbitrators fail to agree upon and timely appoint a Neutral Arbitrator, then the President of AIR CRE shall appoint such Neutral Arbitrator within fifteen (15) days after request by either Party.  If the President of AIR CRE does not timely appoint the Neutral Arbitrator, then either Party may file an appropriate legal action for a judge with competent jurisdiction over the parties to appoint the Neutral Arbitrator.

(d)The Advocate Arbitrators and the Neutral Arbitrator ("Arbitrator(s)") shall be duly licensed real estate brokers or salespersons in good standing in the state in which the Premises is located, shall have been active over the five (5) year period before their appointment in the leasing of properties similar to the Premises within the general real estate market of the Premises. The Neutral Arbitrator shall additionally not be related to or aﬃliated with either Party or Advocate Arbitrator, and shall not have previously represented in a real estate transaction a Party or anyone related to or aﬃliated with a Party. All matters to be determined by the Arbitrators shall be decided by a majority vote of the Arbitrators, with each Arbitrator having one (1) vote. The Arbitrators may, as the Arbitrators determine, hold hearings and require briefs, including market data and additional information.

(e)Within thirty (30) days after selection of the Neutral Arbitrator, the three Arbitrators shall first reach a decision as to their own independent opinion of the Fair Market Value established by taking into account the terms, assumptions and conditions set forth herein ("Arbitrators' Market Value"), then decide which Party's Submitted Value is closer in monetary amount to the Arbitrators' Market Value ("Selected Market Value"), then provide the parties a copy of the Arbitrators' Market Value and finally notify the parties of the Selected Market Value. The Selected Market Value shall be the Fair Market Value. The Arbitrators shall have no right to decide a Selected Market Value which is a compromise to (or modification of) the Submitted Values. The decision of the Arbitrators shall be binding upon the parties. The Party whose Submitted Value is not the Selected Market Value shall, within ten (10) days after the Arbitrators decide the Selected Market Value, pay the fees and costs of all three (3) Arbitrators.

(f)If the Fair Market Value has not been established before the start of the applicable Option Term, then Lessee shall continue to pay to Lessor rent in the amount payable for the month immediately preceding the start of such Option Term and Lessor's acceptance of such rent shall not waive, adversely aﬀect or prejudice the parties' right to complete establishment of the Fair Market Value or Lessor's right to collect the full amount of the Fair Market Value once the Fair Market Value is established.  Lessee shall, within ten (10) days after establishment of the Fair Market Value, pay to Lessor any deficiency in rent then due for the Option Term. Following establishment of Fair Market Value, the parties shall, within ten (10) days after request by either Party, sign an amendment to this Lease to confirm the Fair Market Value and the expiration date of this Lease, but the parties' failure to request or to sign such an amendment shall not aﬀect establishment of the Fair Market Value or extension of the Lease term.

(g)The Arbitrators, in deciding the Arbitrators' Market Value, shall take into account rent rates, rent abatements, periodic rent increases, real property taxes, insurance premiums and other operating expenses, tenant improvement and other applicable allowances, building services, length of lease term and other factors professional real estate brokers and/or appraisers customarily consider in determining fair market rent of property in an arm's length transaction by ready, willing and able parties for space of comparable location, size, age, condition, quality, parking, visibility, view, signage and accessibility if the Premises were marketed in a normal and customary manner for a reasonable length of time on the open market to be leased to a tenant with financial strength and credit worthiness comparable to Lessee and guarantors (if any) of this Lease (as of Lessee's exercise of the Extension Option) for a term comparable to the length of the applicable Option Term and used for the Agreed Use (or other reasonably comparable uses). The Arbitrators, in deciding the Arbitrators' Market Value, shall not consider as a comparable transaction any of the following: a sublease, lease assignment, lease renewal or extension; lease with a tenant that has equity, is related to or aﬃliated with the landlord; or a lease of space that was subject to a right of first refusal, right of first oﬀer, expansion Option or other encumbrances.  The Arbitrators, in deciding the Arbitrators' Market Value, shall reduce the Fair Market Value on account of alterations and improvements made by Lessee to the extent the cost thereof was paid solely by Lessee (in excess of any applicable improvement  allowance, abated rent in lieu of improvement allowance or other consideration provided  by Lessor for Lessee's improvement of the Premises), shall not reduce the Fair Market Value on account of any real estate brokerage  commission  savings by Lessor, and shall not reduce the Fair Market Value on account of deferred maintenance or repair of the Premises for which  Lessee was responsible under the Lease but did not perform.

© 2017 AIR CRE. All Rights Reserved.	Last Edited: 8/11/2022 11:53 AM
OE-7.00, Revised 11-05-2021	Page 2 of 3

☐~~IV.Fixed Rental Adjustment(s) ("FRA").~~

~~The monthly Base Rent shall be increased to the following amounts on the dates set forth below:~~

~~On (fill in FRA Adjustment Date(s)):~~	~~The new Base Rent shall be:~~

☐~~V.Continuation of Original Term Adjustments.~~

~~The monthly Base Rent during the Option Term(s) which start(s) on                shall be increased in accordance with the same formula provided in the Lease to be used to calculate increases in the Base Rent during the Original Term of the Lease.~~

~~BROKER'S FEE:  For each adjustment in Base Rent specified above, the Brokers shall be paid a Brokerage Fee in accordance with paragraph 15 of the Lease or if applicable, paragraph 9 of the Sublease.~~

AIR CRE * https://www.aircre.com  * 2136878777 * contracts@aircre.com

NOTICE: No part of these works may be reproduced in any form without permission in writing.

© 2017 AIR CRE. All Rights Reserved.	Last Edited: 8/11/2022 11:53 AM
OE-7.00, Revised 11-05-2021	Page 3 of 3

Exhibit B

CAM BUDGET 2023 (Lease Extension Terms)

TENANT - Suite A1-11,B1-3, B4-5	STAAR SURGICAL

PROPERTY	2023	Notes
Makena Business Park	CAM EXPENSES
25651-25691 Atlantic Ocean Dr.		5% annual CAP on CAM

Waste Disposal	$18,500.00
Security Services	$5,000.00
Electric	$14,000.00
HVAC (tenant takes care of own due to Special needs)	$0.00
Water and Sewer Utility	$23,000.00
Roof Maintenance Contract	$3,000.00
Association dues	$6,024.00
Reserves ($00.12 SF Paint, Parking)	$6,459.36
Landscaping	$18,000.00

Total PROJECT CAM Expenses	$93,983.36

Tenants Annual Share (44.41%)	$41,738.01

MONTHLY CAM Estimate 2023	$3,478.17

Property Taxes (change from base yr.)	$0.00	Base year 2022-2023
Insurance (change from base yr.)	$0.00	Base Year 7/1/2023

RIGHT OF FIRST REFUSAL TO LEASE ADDITIONAL SPACE

STANDARD  LEASE ADDENDUM

Date:	August 11, 2022

By and Between

Lessor:	Bukewihge Properties, LLC (a California corporation)
Lessee:	STAAR Surgical Company (a Delaware corporation)
Property Address:	25651-25691 Atlantic Ocean Drive, Units A1 – A17 and Units B1 – B19, Lake Forest, CA 92630

(street address, city, state, zip)

~~Paragraph~~ Exhibit:    C

(a)   Subject to the provisions of Paragraph 39 Lessee shall have a one-time right to lease (the "Right to Lease") the space described in subparagraph (b) if such space becomes available during the term of this Lease.

(b)   This Right to Lease shall only apply to the following space in the Project:    Units A12-A17 and  Units B6-B19    (the "Additional Space").

(c)   Prior to oﬀering the Additional  Space to anyone else Lessor shall give Lessee written notice of the availability of the Additional Space and the date the existing tenant or occupant, if any, is expected to vacate such space. For a period of ~~three~~ five business days following delivery of such notice, time being of the essence, Lessee shall have the right to request from Lessor a written statement setting forth the basic economic terms, including, but not limited to, Lessor's determination of the monthly Base Rent, an improvement allowance, if any, and all other economic terms and conditions (collectively, the "Economic Terms"), upon  which Lessor is willing to lease the Additional  Space.  Lessee must make such request in writing. If Lessor has not received such a request from Lessee within such time period Lessee shall be conclusively presumed to have elected not to lease the Additional Space and Lessee's Right to Lease the Additional Space will thereafter be null and void and of no further force or eﬀect.

(d)   In establishing the Economic Terms the Lessor will make a good faith determination of the fair market rental rate for the Additional Space. The term "fair market rental rate" as used in this subparagraph shall mean the rental rate that a willing, comparable, renewal tenant (excluding sublease and assignment transactions) would pay, and a willing owner of a comparable quality building located in the same vicinity would accept, for comparable  space taking into account (i) the age, quality and layout of the existing improvements in the Additional Space, and (ii) items that real estate brokers customarily consider, including, but not limited to, rental rates, space availability, length of lease term, Lessee size, Lessee improvement allowances, operating expenses and allowance, and any other economic matters then being charged by Lessor or owners of similar buildings. In no event, however, shall the monthly Base Rent payable for the Additional Space be less, on a square foot basis, then the Base Rent payable with respect to the original Premises.

(e)   For a period of ~~three~~ five business days after receipt of the Economic Terms from Lessor, time being of the essence, Lessee shall have the right to give written notice to Lessor of Lessee's exercise of its Right to Lease the Additional Space upon the Economic Terms and the same non-Economic Terms as set forth in this Lease with respect to the Premises. If Lessee timely exercises its Right to Lease as provided herein, the parties will promptly thereafter execute an amendment to this Lease to include the Additional Space in the Premises and to document the lease terms thereof. If Lessor has not received such notice from Lessee within such time period Lessee shall be conclusively presumed to have elected not to lease the Additional Space and Lessee's Right to Lease the Additional Space will thereafter be null and void and of no further force or eﬀect.

AIR CRE * https://www.aircre.com  * 2136878777 * contracts@aircre.com

NOTICE: No part of these works may be reproduced in any form without permission in writing.

© 2017 AIR CRE. All Rights Reserved.	Last Edited: 8/11/2022 11:53 AM
OE-7.00, Revised 11-05-2021	Page 1 of 1

Site Plan - Project and Premises

The Information above has been obtained from source believed reliable. While we do not doubt its accuracy, we have not verified it and make no guarantee, warranty or representation about it. It is your responsibility to independently confirm its accuracy and completeness. Any projections. opinion, assumptions or estimate used are for example only and do not represent the current or future performance of the property. The value of this transaction to you depends on tax and other factors which should be evaluated by your tax, financial and legal advisors. you and your advisors should conduct a careful, independent investigation of the property to determine to your satisfaction the suitability of the property for your needs.